UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [X]
Filed by a party other than the Registrant [   ]

Check the appropriate box:
[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material under § 240.14a-12

FIRST FINANCIAL NORTHWEST, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check all boxes that apply):
[X] No fee required.
[   ] Fee paid previously with preliminary materials
[   ] Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

March 24, 2023

Dear Shareholder:

You are cordially invited to attend the virtual annual meeting of shareholders of First Financial Northwest, Inc. (“First Financial”) on Thursday, May 11, 2023, at 9:00 a.m., Pacific Time.  The 2023 Annual Meeting of Shareholders will again this year be held by means of remote communication only.  To attend the virtual annual meeting, shareholders must register in advance following the instructions in the Proxy Statement.  Upon confirmation of registration, First Financial will provide instructions on how to attend the annual meeting.  Registration for the annual meeting is now open and will close at 5:00 p.m., Pacific Time, on May 10, 2023.

Only the formal business as described in the Notice of Annual Meeting of Shareholders and Proxy Statement appearing on the following pages will be transacted at the meeting. Directors and officers of First Financial, as well as a representative of Moss Adams LLP, our independent registered public accounting firm, will be available during the meeting to respond to shareholder questions submitted by May 10, 2023, and subject to time allowed.

It is important that your shares are represented at the virtual meeting, whether or not you attend the meeting by remote communication and regardless of the number of shares you own.  To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card as promptly as possible or to vote by telephone or the Internet, following the instructions on the proxy card.

Sincerely,

/s/ Ralph C. Sabin

Ralph C. Sabin Chairman of the Board

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FIRST FINANCIAL NORTHWEST, INC.
201 WELLS AVENUE SOUTH
RENTON, WASHINGTON 98057
(425) 255-4400

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2023

Notice is hereby given that the virtual annual meeting of shareholders of First Financial Northwest, Inc. will be held by means of remote communication only on Thursday, May 11, 2023, at 9:00 a.m., Pacific Time, for the following purposes:

Proposal 1.	Election of two directors to each serve for a three-year term;

Proposal 2.	Advisory (non-binding) approval of the compensation paid to our named executive officers as disclosed in this Proxy Statement;

Proposal 3.	Advisory (non-binding) vote on whether future advisory votes on executive compensation should be held every one, two or three years; and

Proposal 4.	Ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for 2023.

We will also consider and act upon such other business as may properly come before the meeting, or any adjournments or postponements thereof.  As of the date of this notice, we are not aware of any other business to come before the annual meeting.

The 2023 Annual Meeting of Shareholders will again this year be held by means of remote communication only. Shareholders must register in advance to attend the meeting, pursuant to the instructions provided in the Proxy Statement.  Registration for the annual meeting is now open and will close at 5:00 p.m., Pacific Time, on May 10, 2023.  If you intend to attend the meeting remotely, we urge you to register early to avoid any potential delays in receiving the instructions for attending the annual meeting.

Important notice regarding the availability of proxy materials for the annual meeting of shareholders to be held on May 11, 2023.  Our Proxy Statement, proxy card and 2022 Annual Report to Shareholders are available at ffnwb.com/investor/proxy.

The Board of Directors has fixed the close of business on March 13, 2023, as the record date for the annual meeting.  This means that shareholders of record at the close of business on that date are entitled to receive notice of, and to vote at the meeting and any adjournment thereof.  To ensure that your shares are represented at the meeting, please take the time to vote by signing, dating and mailing the enclosed proxy card, which is solicited on behalf of the Board of Directors, and mailing it promptly in the enclosed envelope.  Alternatively, you may vote by telephone or the Internet by following the instructions on the proxy card.  Regardless of the number of shares you own, your vote is very important.  Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ JOANN E. LEE

JOANN E. LEE SECRETARY

Renton, Washington
March 24, 2023

IMPORTANT: The prompt return of proxies will save us the expense of further requests for proxies in order to ensure a quorum.  A proxy card and pre-addressed envelope are enclosed for your convenience.  No postage is required if mailed in the United States.  You may also vote by telephone or the Internet by following the instructions on the proxy card.

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PROXY STATEMENT
OF
FIRST FINANCIAL NORTHWEST, INC.
201 WELLS AVENUE SOUTH
RENTON, WASHINGTON 98057
(425) 255-4400

ANNUAL MEETING OF SHAREHOLDERS MAY 11, 2023

The Board of Directors of First Financial Northwest, Inc. is using this Proxy Statement to solicit proxies from our shareholders for use at the 2023 annual meeting of shareholders.  We are first mailing this Proxy Statement and proxy card to our shareholders on or about March 24, 2023.

The information provided in this Proxy Statement relates to First Financial Northwest, Inc. and its wholly-owned subsidiary, First Financial Northwest Bank.  First Financial Northwest, Inc. may also be referred to as “First Financial” and First Financial Northwest Bank may also be referred to as the “Bank.”  References to “we,” “us” and “our” refer to First Financial and, as the context requires, First Financial Northwest Bank.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:	Thursday, May 11, 2023
Time:	9:00 a.m., Pacific Time
Place:	Virtual meeting by remote communication only

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

Proposal 1.	Election of two directors to each serve for a three-year term;

Proposal 2.	Advisory (non-binding) approval of the compensation paid to our named executive officers as disclosed in this Proxy Statement;

Proposal 3.	Advisory (non-binding) vote on whether future advisory votes on executive compensation should be held every one, two or three years; and

Proposal 4.	Ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for 2023.

We also will transact any other business that may properly come before the annual meeting.  As of the date of this Proxy Statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.

Who is Entitled to Vote?

We have fixed the close of business on March 13, 2023, as the record date for shareholders entitled to receive notice of and to vote at our annual meeting.  Only holders of record of First Financial’s common stock on that date are entitled to receive notice of and to vote at the annual meeting.  You are entitled to one vote for each share of First Financial common stock you own, unless you own more than 10 percent of First Financial’s outstanding shares.  As provided in our Articles of Incorporation, record holders of common stock who beneficially own in excess of 10 percent of First Financial’s outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10 percent limit unless our Board of Directors has granted permission in advance.  On March 13, 2023, there were 9,148,086 shares of First Financial common stock outstanding and entitled to vote at the annual meeting.

How Do I Attend the Annual Meeting if I Am a Shareholder of Record?

You are a shareholder of record if your shares of First Financial common stock are held in your name.  If you are a beneficial owner of First Financial common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in response to the following question.  If you are a shareholder of record of First Financial common stock as of the close of business on the record date, you must register in advance to attend the meeting.  To register for the annual meeting, email shareholder@ffnwb.com or, if you cannot email, call (425) 254-2138, and provide your name, the control number found on the proxy card included in this mailing and a valid phone number or email address.  Upon confirmation of your registration, you will be provided instructions for attending the annual meeting.  Registration for the annual meeting is now open and will close at 5:00 p.m., Pacific Time on May 10, 2023.

How Do I Attend the Annual Meeting if My Shares Are Held in Street Name?

If you are the beneficial owner of First Financial common stock held in “street name” by a broker, bank or other nominee as of the record date, you must register in advance to attend and participate in the meeting.  To register, you must provide proof of ownership, such as a recent brokerage statement or letter from the broker, bank or other nominee by email to shareholder@ffnwb.com along with your name, the control number found on the voting instruction form sent to you and a valid phone number or email address.  If you cannot email, call (425) 254‑2138 for further direction on how to provide the required information.  Upon confirmation of your registration, you will be provided instructions for attending the annual meeting.  Registration for the annual meeting is now open and will close at 5:00 p.m., Pacific Time on May 10, 2023.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials.  This question provides voting instructions for shareholders of record.  You are a shareholder of record if your shares of First Financial common stock are held in your name.  If you are a beneficial owner of First Financial common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in response to the following question.

Shares of First Financial common stock can only be voted if the shareholder is present in person or by proxy at the annual meeting.  To ensure your representation at the annual meeting, we recommend you vote by sending in the proxy card even if you plan to attend the annual meeting.  You can also vote by telephone or the Internet by following the instructions on the proxy card.  You can always change your vote at the meeting if you are a shareholder of record and have registered in advance to attend the meeting.

Voting instructions are included on your proxy card.  Shares of First Financial common stock represented by properly executed proxies will be voted by the Proxy Committee of the Board of Directors in accordance with the shareholder’s instructions.  Where properly executed proxies are returned to us with no specific instruction as how to vote at the annual meeting, the persons named in the proxy will vote the shares FOR the election of each of our director nominees, FOR advisory approval of the compensation paid to our named executive officers as disclosed in this Proxy Statement, FOR holding an advisory vote on executive compensation every year and FOR the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for 2023.  If any other matters are properly presented at the annual meeting for action, the Proxy Committee will have the discretion to vote on these matters in accordance with their best judgment.  We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held.  For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children.  In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in Street Name?

If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee (“nominee”), the nominee, as the record holder of the shares, is required to vote the shares in accordance with your instructions.  If you do not give instructions to the nominee, the nominee may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice.  In the case of non-discretionary items, the shares not voted will be treated as “broker non-votes.”  The proposal to elect directors and the advisory votes on executive compensation and the frequency of future votes on executive compensation are considered non-discretionary items; therefore, you must provide instructions to the nominee in order to have your shares voted on these proposals.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting.  A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership.  If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the nominee who holds your shares.

May I Ask a Question at the Annual Meeting?

If you have had your registration for the annual meeting confirmed, you may ask questions pertinent to the business of the annual meeting by submitting your question in advance by email to shareholder@ffnwb.com, or by calling (425) 254-2138, no later than 5:00 p.m., Pacific Time, on May 10, 2023. Questions pertinent to the business of the annual meeting and subject to time allowed will be addressed at the annual meeting.

How Will My Shares of Common Stock Held in the Employee Stock Ownership Plan Be Voted?

We maintain the First Financial Northwest, Inc. Employee Stock Ownership Plan (“ESOP”) for the benefit of our employees.  Each participant may instruct the trustee how to vote the shares of First Financial common stock allocated to his or her account under the ESOP by completing the voting instruction form distributed by the administrator.  If a participant properly executes the voting instruction form, the administrator will instruct the trustee to vote the participant’s shares in accordance with the participant’s instructions.  Unallocated shares of First Financial common stock held in the ESOP will be voted by the trustee in the same proportion as shares for which the trustee has received voting instructions.  Allocated shares for which proper voting instructions are not received shall be voted by the trustee in the manner directed by the administrator.  The administrator of the ESOP is Principal.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of at least a majority of the shares of First Financial common stock entitled to vote at the annual meeting as of the record date will constitute a quorum.  Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the adjourned meeting is set to be held 120 days or more after the original meeting.  An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of First Financial common stock.  The Nominating and Corporate Governance Committee nominated

Joseph W. Kiley III, Cindy L. Runger and Richard M. Riccobono.  The Board approved the nomination of Mr. Kiley and Ms. Runger for election as directors but did not approve the nomination of Mr. Riccobono.  Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or withheld from each nominee.  Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the nominees receiving the greatest number of votes will be elected.  Our Board of Directors unanimously recommends that you vote FOR the election of each of its director nominees.

Vote Required to Approve Proposal 2: Advisory Approval of Executive Compensation

Approval of the advisory (non-binding) vote on executive compensation requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting.  Abstentions and broker non-votes will have no effect on the outcome of the proposal.  Our Board of Directors unanimously recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

Vote Required to Approve Proposal 3: Advisory Vote on the Frequency of Future Shareholder Votes on Executive Compensation

The advisory (non-binding) vote regarding the frequency of future shareholder votes on executive compensation has three alternatives.  Shareholders may vote that shareholder votes on executive compensation be held every year, every two years or every three years, or shareholders may abstain from voting.  The alternative receiving the greatest number of votes – every year, every two years or every three years – will be the frequency that shareholders approve.  Abstentions and broker non-votes will have no effect on the outcome of the advisory vote because the alternative receiving the greatest number of votes will be the frequency that shareholders approve.  Our Board of Directors unanimously recommends that you vote FOR the adoption of an advisory resolution that shareholders should consider an advisory resolution on executive compensation every year.

Vote Required to Approve Proposal 4: Ratification of the Appointment of the Independent Registered Public Accounting Firm

Ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting.  Abstentions will have no effect on the outcome of the proposal.  Our Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of the independent registered public accounting firm.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date; or

•	notifying the Secretary of First Financial in writing (or if you hold your shares in street name, your broker, bank or other nominee) before the annual meeting that you have revoked your proxy,

Shareholders of record may also vote during the virtual annual meeting if they have registered in advance to attend.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 13, 2023, the voting record date, information regarding share ownership of:

•
those persons or entities (or groups of affiliated persons or entities) known by management to beneficially own more than five percent of First Financial’s common stock other than directors and executive officers;

•	each director and director nominee of First Financial;

•	each executive officer of First Financial or any of its subsidiaries named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and

•	all current directors and executive officers of First Financial and its subsidiaries as a group.

Persons and groups who beneficially own in excess of five percent of First Financial’s common stock are required to file with the Securities and Exchange Commission (“SEC”) and provide us a copy of the report disclosing their ownership pursuant to the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”).  To our knowledge, no other person or entity, other than the ones set forth below, beneficially owned more than five percent of the outstanding shares of First Financial’s common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares.  Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held in the ESOP, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.  In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after March 13, 2023, are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

As of March 13, 2023, the voting record date, there were 9,148,086 shares of First Financial common stock outstanding.

Name	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding (%)

Beneficial Owners of More Than 5%

First Financial Northwest Foundation	877,882	(2)	9.60
First Financial Northwest, Inc. Employee Stock Ownership Plan	821,432	(3)	8.98
Dimensional Fund Advisors LP	788,930	(4)	8.62
Blackrock, Inc.	543,811	(5)	5.94
Renaissance Technologies LLC	532,210	(6)	5.82

Directors

Diane C. Davis	4,238		**
Richard P. Jacobson*	148,429		1.61
Joseph W. Kiley III*	180,452		1.95
Joann E. Lee	101,832		1.11
Roger H. Molvar	15,535		**
Richard M. Riccobono	23,693		**
Cindy L. Runger	2,222		**
Ralph C. Sabin	11,777		**

Named Executive Officers

Ronnie J. Clariza	79,836		**
Dalen D. Harrison	61,781		**
Simon Soh	118,253	(7)	1.29

All Executive Officers and Directors as a Group (11 persons)	748,048		7.99
___________
*	Also a named executive officer.
**	Less than one percent of shares outstanding.
(1)
For executive officers, includes shares of restricted stock and vested shares of stock held in the ESOP, as to which the holders have voting but not dispositive power. Also includes the following number of First Financial shares that the indicated individuals have the right to acquire within 60 days of the voting record date through the exercise of stock options: Mr. Jacobson, 82,519 shares; Mr. Kiley, 100,000 shares; Ms. Harrison, 10,000 shares, Mr. Soh, 25,000 shares; and all executive officers and directors as a group, 217,519 shares.

(2)
We established the First Financial Northwest Foundation in connection with the mutual to stock conversion of First Financial Northwest Bank to further our commitment to the local community. Shares of common stock held by the Foundation will be voted in the same proportion as all other shares of common stock on all proposals considered by First Financial’s shareholders. The address of the First Financial Northwest Foundation is 555 S. Renton Village Place, Suite 770, Renton, Washington 98057.

(3)	The ESOP has shared voting and dispositive power with respect to the shares. The address of the ESOP is 201 Wells Avenue South, Renton, Washington 98057.
(4)
Based solely on a Schedule 13G/A dated February 14, 2023, regarding shares owned as of December 31, 2022, reporting sole voting power over 777,572 shares and sole dispositive power over 788,930 shares. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746.

(5)
Based solely on a Schedule 13G/A dated February 1, 2023, regarding shares owned as of December 31, 2022, reporting sole voting power over 462,123 shares and sole dispositive power over 543,811 shares. The address of Blackrock, Inc. is 55 East 52nd Street, New York, New York 10055.

(6)
Based solely on a Schedule 13G/A dated February 13, 2023, regarding shares owned as of December 31, 2022, reporting that Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation have sole voting power over 528,441 shares and sole dispositive power over 532,210 shares. The address of Renaissance Technologies LLC is 800 Third Avenue, New York, New York 10022.

(7)	Includes 11,000 shares held in an individual retirement account.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members and is divided into three classes. Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified.  The table below sets forth information regarding each director of First Financial and each Board nominee for director.  The Nominating and Corporate Governance Committee of the Board of Directors selects nominees for election as directors, subject to Board approval.  The Nominating and Corporate Governance Committee nominated Joseph W. Kiley III, Cindy L. Runger and Richard M. Riccobono.  The Board approved the nomination of Mr. Kiley and Ms. Runger but did not approve the nomination of Mr. Riccobono; therefore, the Board of Directors will reduce its size from eight to seven members, effective as of the annual meeting of shareholders.

All of our nominees currently serve as First Financial directors.  Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.  It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the annual meeting for the election of the nominees identified in the table below. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.  At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends a vote FOR the election of Joseph W. Kiley III and Cindy L. Runger, each for election for a term of three years.

Name	Age as of December 31, 2022	Year first elected or appointed director	Term to expire

BOARD NOMINEES

Joseph W. Kiley III	67	2012	2026 (1)
Cindy L. Runger	53	2021	2026 (1)

DIRECTORS CONTINUING IN OFFICE

Diane C. Davis	55	2020	2024
Richard P. Jacobson	59	2013	2024
Ralph C. Sabin	71	2019	2024
Joann E. Lee	67	2005 (2)	2025
Roger H. Molvar	67	2015	2025
___________
(1)	Assuming election or reelection.
(2)	Includes service on the Board of Directors of First Financial Northwest Bank (previously known as First Savings Bank of Renton and First Savings Bank Northwest).

Information Regarding Nominees for Election.  Set forth below is the principal occupation and other business experience during at least the last five years of each nominee for director.

 Joseph W. Kiley III has served as President and Chief Executive Officer of First Financial and First Financial Diversified since September 2013; a director of First Financial and First Financial Diversified since December 2012; and President, Chief Executive Officer and director of First Financial Northwest Bank since September 2012.  He previously served as President, Chief Executive Officer, and director of Frontier Bank, F.S.B., Palm Desert, California, and its holding company, Western Community Bancshares, Inc.  Mr. Kiley has over 30 years of executive experience at banks, thrifts and their holding companies that includes, but is not limited to, serving as president, chief executive officer, chief financial officer, and director.  Mr. Kiley holds a Bachelor of Science degree in Business Administration (Accounting) from California State University, Chico, and is a former California certified public accountant.  Mr. Kiley is a member of the Renton Rotary Club, City of Renton Mayor’s Blue Ribbon Panel, and past Chair of the Board of Directors of the Renton Chamber of Commerce.  He is a director and past Chairman of the Board of Directors of the Washington Bankers Association, serves on the Board of Directors of the California Bankers Association and its Executive Committee, and is a member of the Community Bankers Council of the American Bankers Association.

Cindy L. Runger was appointed as a director of First Financial, First Financial Diversified, and First Financial Northwest Bank effective August 13, 2021.  She has over 25 years of experience in wealth management, law and public policy.  Ms. Runger served as Senior Vice President and Private Client Advisor at U.S. Trust from 2014 until her retirement in 2017. Prior to that, she was Vice President and Senior Banker at J.P. Morgan from 2013 to 2014, Vice President and Financial Advisor at RBC Wealth Management from 2006 to 2013, and Vice President and Financial Advisor at Piper Jaffray from 2002 to 2006. Previously, Ms. Runger was an attorney for the Washington State Senate from 1994 until 2000. She was appointed head of the Legislative and Public Affairs Division for the Department of General Administration under Governor Gary Locke’s administration, serving from 1999 until 2001.   She previously served as an independent board director for UniBank, Lynnwood, Washington, from 2017 to 2020.  Ms. Runger holds a Juris Doctor degree from Gonzaga University School of Law and a Bachelor of Arts degree from Gonzaga University, Spokane, Washington.  She has been serving as a Gonzaga University Regent since 2016 and is the current Vice Chair.  Ms. Runger also sits on the Bishop Blanchet High School Board of Directors.  She is past President and Board Chair of the Seattle Rotary Foundation and Past President of the Rotary Club of Seattle. She previously served as a board member of the Infectious Disease Research Institute and member of the Fred Hutchinson Cancer Research Center’s Planned Giving Advisory Committee. Ms. Runger has received many distinguished honors. Notable recent accolades include Private Director Magazine featuring her in their 2018 “Directors to Watch: Stalwarts of Corporate Governance” edition, and NW Asian Weekly honoring her with a 2018 “Top Community Contributor” award.

Information Regarding Incumbent Directors.  The present principal occupation and other business experience during at least the last five years of each director continuing in office is set forth below.

Diane C. Davis was appointed as a director of First Financial, First Financial Diversified, and First Financial Northwest Bank effective March 25, 2020.  She has over 25 years of experience in the insurance industry and brings executive management, strategy, risk management and governance expertise.  Ms. Davis served as the President of Farmers New World Life Insurance Company from July 2016 until her retirement in November 2019.  Prior to that, she was Regional Chief Risk Officer, Global Life North America for Zurich Insurance Company Ltd.  Ms. Davis joined Farmers New World Life Insurance Company as an actuarial associate in 1992, was promoted to strategic planning consultant in 2001, left to become President and Chief Executive Officer of an affiliated life and investment firm in 2003, and returned to Farmers New World Life Insurance Company in 2010.  She served as Chief Risk Officer, Farmers New World Life Insurance Company, from June 2010 to January 2013.  Ms. Davis currently serves as a director of Midwest Holding Inc. (NASDAQ: MDWT), Lincoln, Nebraska, a position she has held since June 2021.  Ms. Davis holds a Master of Business Administration degree from the University of Washington and a Bachelor of Science in Actuarial Science from the University of Illinois at Urbana-Champaign.  Ms. Davis is also a Fellow of the Society of Actuaries.  She currently serves on the Board of Directors of Habitat for Humanity Seattle-King County.

Richard P. Jacobson has served as Chief Operating Officer of First Financial Northwest Bank since July 2013, and as Chief Financial Officer of First Financial Northwest, First Financial Diversified, and the Bank since August 2013.  He was appointed as a director of First Financial, First Financial Diversified and the Bank effective September 2013.  Mr. Jacobson served as a consultant to First Financial from April 2010 to April 2012.  Subsequently, he worked as a mortgage loan originator in Palm Desert, California from July 2012 to July 2013.  Previously, he had been employed by Horizon Financial Corp. and Horizon Bank, Bellingham, Washington, for 23 years, and had served as President, Chief Executive Officer and a director of Horizon Financial Corp. and Horizon Bank from January 2008 to January 2010.  Mr. Jacobson also served as Chief Financial Officer of Horizon Financial Corp. and Horizon Bank from March 2000 until October 2008.  Between 1985 and 2008, Mr. Jacobson served in several other positions at Horizon Financial Corp. and Horizon Bank and spent two years as a Washington state licensed real estate appraiser from 1992 to 1994.  Mr. Jacobson received his Bachelor’s degree in Business Administration (Finance) from the University of Washington. In addition, Mr. Jacobson graduated with honors from the American Banker Association’s National School of Banking.  Mr. Jacobson is a past president of the Whatcom County North Rotary Club and has served on the boards of his church, the United Way, Boys and Girls Club, and Junior Achievement.

Ralph C. Sabin serves as Chairman of First Financial, First Financial Northwest Bank and First Financial Diversified, positions he has held since June 2021. He was appointed as a director of First Financial, First Financial Diversified and First Financial Northwest Bank in December 2019.  Mr. Sabin has been a Senior Advisor to the Strategic Investment Team of Echo Health Ventures, a health care venture capital organization, and its predecessor Cambia Direct Health Solutions, since 2014, and represents Echo Health Ventures on the boards of several of its portfolio companies.  From 2012 to 2015, he was Managing Director, Fortis Advisors LLC, an outsource shareholder representative firm providing post-closing management services to sellers in M&A transactions.  Mr. Sabin was a co-founder and managing director of the Pacific Venture Group (PVG), a venture capital fund dedicated to early stage and growth equity healthcare investments founded in 1995.  During his tenure, he represented PVG on the board of directors and audit committees of 15 PVG portfolio companies.  Mr. Sabin was Senior Vice President and Chief Financial Officer of Sonus Pharmaceuticals from 1994 to 1995.  Prior to that, Mr. Sabin completed a 20-year career with Ernst & Young LLP as a Senior Partner, responsible for the firm’s West Region Entrepreneurial Services Group.  Mr. Sabin is a Certified Public Accountant (inactive) and received a Bachelor of Science degree in Accounting from Loyola Marymount University of Los Angeles.  He completed the Kellogg Executive Management Program at Northwestern University. Mr. Sabin is active in community organizations and currently is a Board Member of Centrum, an arts-based educational workshop and performance program based in Port Townsend, Washington, and has participated in the Life Science Washington Mentor program.

Joann E. Lee serves as a director of First Financial, First Financial Diversified, and First Financial Northwest Bank, positions held since the companies were established in 2007 as part of the mutual to stock conversion process.  She was appointed Secretary of First Financial in May 2011, of First Financial Northwest Bank in September 2013, and of First Financial Diversified in June 2014.  Prior to the conversion, she served as a director of First Financial Holdings, MHC, First Financial of Renton, and First Savings Bank of Renton since 2005.  Ms. Lee is a Certified Public Accountant, a Chartered Global Management Accountant, holds a Master’s Degree in Taxation, and has been the owner of Joann Lee & Associates, CPAs since 2002.  Prior to that, Ms. Lee spent 11 years as a Certified Public Accountant, including an eight-year career with the national independent public accounting firm of RSM McGladrey.  She also served as the RSM Director of the Small Business Division, Puget Sound Region.  Prior to becoming a CPA, Ms. Lee was employed in the banking industry in the position of Corporate Operations Officer for a Washington community bank.  Ms. Lee is a past president, past treasurer and board member of the Rotary Club of Renton and Renton Rotary CAPER, current board member and treasurer of the Renton Rotary Foundation, and past president of the Renton Technical College Foundation and past member of Renton YMCA Board of Directors.  She is also a member of the Renton Communities in Schools, member and past treasurer of the Renton Chamber of Commerce.  In addition, Ms. Lee serves as a Trustee of the First Financial Northwest Foundation and serves as its Treasurer.

Roger H. Molvar was appointed as a director of First Financial, First Financial Diversified, and First Financial Northwest Bank effective August 2015 and served as Chairman of these entities from June 2017 to September 2019.  Mr. Molvar has over 35 years of experience in the financial institutions industry, currently serving as a director of PacWest Bancorp (NASDAQ:PACW), Los Angeles, California, a position he has held since 2014.  Prior to that, Mr. Molvar served as a director of Farmers and Merchants Bank in Long Beach, California from 2005 to 2008 and served as a director of CapitalSource Bank from 2008 until 2014. From 2000 to 2004, Mr. Molvar was an Executive Vice President of IndyMac Bancorp and Chief Executive Officer of IndyMac Consumer Bank, responsible for the bank's consumer/branch banking business. Prior to joining IndyMac, Mr. Molvar was a Senior Vice President and management committee member of The Times Mirror Company, and previously served as Senior Vice President and Comptroller of First Interstate Bank of California.

Director Qualifications and Experience

The following table identifies the experience, qualifications, attributes and skills that the Nominating and Corporate Governance Committee considered in making its decision to nominate directors to our Board.  The fact that a particular attribute was not considered does not mean that the director lacks such an attribute.

	Davis	Jacobson	Kiley	Lee	Molvar	Runger	Sabin
Experience, Qualification, Skill or Attribute
Professional standing in chosen field	✓	✓	✓	✓	✓	✓	✓
Expertise in financial services or related industry	✓	✓	✓	✓	✓	✓	✓
Certified public accountant or financial expert		✓	✓	✓	✓	✓	✓
Attorney						✓
Civic and community involvement	✓	✓	✓	✓	✓	✓	✓
Leadership and team building skills	✓	✓	✓	✓	✓	✓	✓
Specific skills/knowledge:
Finance	✓	✓	✓	✓	✓	✓	✓
Technology	✓						✓
Marketing	✓			✓	✓	✓
Public affairs				✓		✓
Human resources	✓	✓	✓	✓	✓	✓	✓
Governance	✓	✓	✓	✓	✓	✓	✓
Compensation	✓	✓	✓	✓	✓	✓	✓

Board Diversity

The table below presents a summary of the Board’s diversity statistics, as required by the Nasdaq Stock Market LLC (“Nasdaq”). Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (as of March 24, 2023)
Total number of directors	8
	Male	Female	Non-binary	Did not disclose gender
Part I: Gender Identity
Directors	5	3	-	-
Part II: Demographic Background
African American or Black	-	1	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	1	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	5	2	-	-
Two or More Races or Ethnicities	-	1	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	-

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Board of Directors

The Boards of Directors of First Financial and First Financial Northwest Bank conduct their business through board and committee meetings.  During the fiscal year ended December 31, 2022, the Board of Directors of First Financial held eight meetings and the Board of Directors of the Bank held eight meetings.  In 2022, each director attended 100 percent of the total meetings of the Boards and committees on which they served, except Director Lee who attended 88 percent of Board meetings and 100 percent of the meetings of committees on which she served.

Committees and Committee Charters

The Board of Directors of First Financial has standing Audit/Compliance/Risk, Compensation and Awards, Nominating and Corporate Governance, and Executive committees.  The Board has adopted written charters for the Audit/Compliance/Risk, Compensation and Awards, and Nominating and Corporate Governance committees, copies of which are available on our website at www.ffnwb.com.

Audit/Compliance/Risk Committee.  The Audit/Compliance/Risk Committee consists of Directors Lee (Chair), Runger and Sabin.  The Committee meets at least quarterly to oversee the integrity of the financial reporting process and associated risks, external and internal audits, the system of internal control, and compliance with applicable laws and regulations.  The Committee also appoints the independent registered public accounting firm and retains service providers for internal audit, and reviews the various reports prepared by management, auditors and other service providers it appoints.  Such reports include the results of audits and remediation activities, information security program and compliance management program status, as well as enterprise risk trends covering market, credit, operational, liquidity, reputational, and strategic risks, among others.  The Audit/Compliance/Risk Committee met five times during the year ended December 31, 2022.

Each member of the Audit/Compliance/Risk Committee is “independent” in accordance with the requirements for companies listed on Nasdaq.  In addition, the Board of Directors has determined that Ms. Lee, Ms. Runger and Mr. Sabin meet the definition of “audit committee financial expert,” as defined by the SEC.

Compensation and Awards Committee.  The Compensation and Awards Committee consists of Directors Molvar (Chair), Riccobono and Sabin.  The Committee meets at least twice a year to provide oversight regarding personnel, compensation and benefits related matters.  The Committee is also responsible for evaluating First Financial’s Chief Executive Officer and making recommendations to the full Board regarding director compensation.  Each member of the Committee is “independent,” in accordance with the requirements for companies listed on Nasdaq.  The Committee met six times during the year ended December 31, 2022.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee, which currently consists of Directors Davis (Chair), Lee and Riccobono, assures that we maintain the highest standards and best practices in all critical areas relating to the management of the business of First Financial.  The Committee also recommends to the Board nominees for the election of directors and assesses Board and committee membership needs.  The Committee meets at least twice a year.  Each member of the Committee is “independent,” in accordance with the requirements for companies listed on Nasdaq.  This Committee met five times during the year ended December 31, 2022.

Only those nominations made by the Nominating and Corporate Governance Committee and approved by the Board or properly presented by shareholders will be voted upon at the annual meeting.  In its deliberations for selecting candidates for nominees as director, the Committee considers the candidate’s knowledge of the banking business, including regulatory and compliance matters, strategic planning, finance, accounting and overall industry best-practices.  Any nominee for director made by the Committee must be highly qualified with regard to some or all these attributes.  The Committee strives to have a Board with diverse experience in areas relevant to First Financial’s business.  In searching for qualified director candidates to fill vacancies on the Board, the Committee solicits its current

Board of Directors for names of potentially qualified candidates.  Additionally, the Committee may use the services of a professional search firm to solicit qualified candidates. The Committee would then consider the potential pool of director candidates, select the candidate it believes best meets the then-current needs of the Board, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as one of our directors.  Although the Nominating and Corporate Governance Committee charter does not specifically provide for the consideration of shareholder nominees for directors, the Committee will consider director candidates recommended by a shareholder that are submitted in accordance with our Articles of Incorporation and Bylaws.  Because our Articles of Incorporation provide a process for shareholder nominations, the Committee did not believe it was necessary to provide for shareholder nominations of directors in its charter.  If a shareholder submits a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of our Board of Directors, in the same manner in which the Committee would evaluate its nominees for director.  For a description of the proper procedure for shareholder nominations, see “Shareholder Proposals” in this Proxy Statement.

As noted above, the Nominating and Corporate Governance Committee considers a number of criteria when selecting new members of the Board.  Those criteria, as well as having strong personal attributes, including a record of achievement and an understanding of diverse backgrounds and experience, are considered to provide for diversity and inclusion on our Board of Directors.  These diversity factors are considered when the Nominating and Corporate Governance Committee and Board are seeking to fill a vacancy or new seat on the Board.

Executive Committee.  The Executive Committee, consisting of Director Kiley (Chair) and any two non-employee directors, acts for the Board of Directors when formal Board action is required between regular meetings.  The Committee has the authority to exercise all powers of the full Board of Directors, except that it does not have the power to act in place of the Audit/Compliance/Risk, Compensation and Awards, or Nominating and Corporate Governance committees.  The Executive Committee met once during the year ended December 31, 2022.

Leadership Structure

In an effort to promote more dynamic strategic development, independent oversight and effective governance, in 2013 the Board separated the roles of Chairman and Chief Executive Officer, with the role of Chairman being filled by an independent director.  In February 2022, First Financial’s Corporate Governance Policy was revised to provide that the Chair of the Board of Directors shall be an independent member of the Board of Directors unless two-thirds of the directors vote otherwise.  To supplement information flow, the entire Management Committee, which represents all business lines, attends a portion of each Board meeting.  The Board recognizes that independent directors and management have different perspectives and roles in developing and executing our strategy.  Our independent directors bring experience, oversight and expertise from outside First Financial and the financial services industry, while the Chief Executive Officer and the management team bring a wealth of banking expertise.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of that strategy once it is developed.  To provide oversight and balance to management, the Board holds executive sessions consisting of non-management directors at every regularly scheduled meeting. The non-management directors also regularly meet with independent service providers, such as the independent registered public accounting firm, credit reviewer and internal auditor.  The Chairman, or in his absence, a lead independent director, facilitates each executive session and is responsible for consulting with the Chief Executive Officer, acting as a liaison between management and the non-management directors.

Board Involvement in Risk Management Process

The Board of Directors and committees take an active role in overseeing management of First Financial’s risks.  The Board regularly reviews information regarding our asset quality, liquidity, operations, audit/exam findings, compliance performance and regulatory relations, as well as the risks associated with each.  The Compensation and Awards Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, as well as overall employee compensation practices.  To mitigate excessive risk-taking by management, all incentive compensation plans remain subject to Board approval after review and recommendation by the Compensation and Awards Committee.  The Audit/Compliance/Risk Committee oversees management of operational and financial risks, including reviewing audited financial statements, engaging independent external auditors and internal auditors, reviewing compliance performance reports and risk assessments, and conducting discussions with management regarding quarterly and annual public filings.  Our Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest.  While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about these risks.

The Board’s committee structure is intended to increase oversight of risks typically associated with the growth of the Bank, including, but not limited to: (1) lending oversight through the Directors’ Loan Committee; (2) asset/liability management through the Investment and Asset/Liability Committee; and (3) asset classification, portfolio monitoring, and loan loss estimates through the Internal Asset Review Committee.  These Bank Board committees are intended to provide greater subject-matter focus and independent oversight.

Corporate Governance

We are committed to establishing and maintaining high standards of corporate governance.  Our executive officers and Board of Directors have worked together to establish a comprehensive set of corporate governance initiatives that they believe will serve the long-term interests of our shareholders and employees.  These initiatives are intended to comply with the provisions contained in the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC adopted thereunder, and the Nasdaq rules governing corporate governance.  Our Board of Directors will continue to evaluate and improve our corporate governance principles and policies as necessary and as required.

Director Independence.  Our common stock is listed on the Nasdaq Global Select Market.  In accordance with Nasdaq requirements, at least a majority of our directors must be independent directors.  The Board has determined that six of our eight directors are independent, as defined by Nasdaq.  Directors Davis, Lee, Molvar, Riccobono, Runger and Sabin are all independent.

Code of Business Conduct and Ethics.  On May 13, 2022, the Board of Directors reviewed and approved its Code of Business Conduct and Ethics Policy.  The Code is applicable to each of our directors, officers, including the principal executive officer and senior financial officers, and employees and requires individuals to maintain the highest standards of professional conduct.  A copy of the approved Code of Business Conduct and Ethics Policy is available on our website at www.ffnwb.com.

Shareholder Communication with the Board of Directors.  The Board of Directors welcomes communication from shareholders.  Shareholders may send communications to the Board of Directors, First Financial Northwest, Inc., 201 Wells Avenue South, P.O. Box 360, Renton, Washington 98057.  Shareholders should indicate clearly the director or director(s) to whom the communication is being sent so that each communication may be forwarded appropriately.

Annual Meeting Attendance by Directors.  First Financial encourages, but does not require, its directors to attend the annual meeting of shareholders.  All directors attended last year’s annual meeting of shareholders.

Transactions with Related Persons.  First Financial Northwest Bank has followed a policy of granting loans to officers and directors that fully complies with all applicable federal regulations.  Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with all customers prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features.

All loans made to our directors and executive officers are subject to federal regulations restricting loans and other transactions with affiliated persons of First Financial Northwest Bank.  There were no loans outstanding to directors or executive officers at December 31, 2022. Total deposits of directors and executive officers were approximately $2.7 million at December 31, 2022.

We recognize that transactions between First Financial, First Financial Diversified or First Financial Northwest Bank and any of its directors or executive officers can present potential or actual conflicts of interest and create the appearance that these decisions are based on considerations other than our best interests.  Therefore, as a general matter, and in accordance with the First Financial Code of Business Conduct and Ethics Policy, it is our

preference to avoid such transactions.  Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, our best interests.  Accordingly, in those cases where personal interests exist or may appear to exist, our Code of Business Conduct and Ethics Policy requires the Board or a Board designated committee to approve or ratify any such transaction or business arrangement in which First Financial is or will be a participant and where any director, officer or employee had, has or will have a direct or indirect financial interest.  In the event that a member of the Board or Board designated committee is a participant in the transaction, then that member is required to abstain from the discussion, approval or ratification process.  Approval or ratification will be made only for those transactions that are in, or not inconsistent with, the best interests of First Financial, as the Board or Board designated committee determines in good faith.

Stock Ownership Guidelines

In December 2016, the Board of Directors adopted a non-employee director stock ownership policy because it believes that it is in First Financial’s best interest to align the financial interests of non-employee directors with those of First Financial shareholders.  The policy required non-employee directors to own shares of First Financial’s common stock equal in value to three times the respective director’s annual cash retainer.  In September 2021, the ownership guidelines were simplified so that non-employee directors must now own shares of First Financial’s common stock equal to the number of shares received in the form of restricted stock grants which vest immediately in the three years following their initial receipt of a stock grant for director fees. Directors are restricted from divesting shares until the policy requirement is met.  Directors Lee, Molvar, Riccobono and Sabin met the policy requirement at December 31, 2022.  Directors Davis and Runger, who received their initial stock grants for director fees in 2021 and 2022, respectively, are expected to meet the requirement over time.

In March 2018, the Board of Directors adopted a senior executive officer stock ownership policy because it believes that it is also in First Financial’s best interest to more closely align the financial interests of its senior executive officers with those of First Financial shareholders.  The policy requires senior executive officers to own shares of First Financial’s common stock equal in value to one-and-a-half times their annual base salary.  Until the senior executive officers have satisfied the ownership guideline, each officer is required to retain upon exercise, vesting or payment, a minimum of 50 percent of the shares granted to the officer under any First Financial equity incentive award.  Senior executive officers are expected to meet the policy requirement while a senior executive officer of First Financial.  At December 31, 2022, all five senior executive officers met the policy requirement.

Hedging Policy; Pledging of Stock

Under First Financial’s Trading in Securities and Confidentiality of Inside Information for Officers and Directors Policy, its directors and executive officers are prohibited from engaging in any hedging transaction involving First Financial’s securities.  In addition, executive officers and directors are strongly discouraged from holding First Financial securities in a margin account or otherwise pledging First Financial securities as collateral for a loan as it carries the risk of insider trading liability should they fail to meet a margin call or if they default on the loan.  Currently, no director or executive officer has pledged First Financial securities.

DIRECTORS’ COMPENSATION

The following table shows the compensation paid to our directors for the year ended December 31, 2022, other than Joseph W. Kiley III, who is our President and Chief Executive Officer, and Richard P. Jacobson, who is our Chief Operating Officer and Chief Financial Officer, as their compensation is included in the section entitled “Executive Compensation.”  The directors did not receive any non-equity incentive compensation during this period, nor did they participate in a pension plan or receive above-market earnings on deferred compensation; therefore, these columns have been omitted from the table.

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Diane C. Davis	33,000	32,997	550	66,547
Joann E. Lee	37,000 (3)	32,997	1,430	71,427
Roger H. Molvar	33,000	32,997	1,281	67,278
Richard M. Riccobono	33,000	32,997	1,199	67,196
Cindy L. Runger	33,000	32,997	--	65,997
Ralph C. Sabin	39,000	32,997	1,601	73,598
___________
(1)
Represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Topic 718, “Compensation - Stock Compensation” (“FASB ASC Topic 718”). For a discussion of valuation assumptions, see Note 12 of the Notes to Consolidated Financial Statements in First Financial’s Annual Report on Form 10-K for the year ended December 31, 2022. Consists of an award of restricted stock on September 27, 2022, which vested immediately.

(2)
Consists of the economic value (the imputed income for tax purposes) of the split dollar life insurance benefits described below to the directors plus a gross-up amount to cover the director’s tax liability assuming a 40 percent tax rate.

(3)	The additional $1,000 in cash paid to the Audit/Compliance/Risk Committee Chair earned in the fourth quarter of 2021 was paid in the first quarter of 2022.

Each director of First Financial is also a director of First Financial Northwest Bank and First Financial Diversified.  The directors are paid for their service by the Bank with an allocation of cost to First Financial.  For 2022, non-employee directors were compensated as follows: (1) $11,000 in cash, with an additional $2,000 in cash paid to the Chairman and an additional $1,000 in cash paid to the Audit/Compliance/Risk Committee Chair, during the first and second quarters; and (2) a restricted stock grant in an amount of shares that represents $33,000 in value at the time of the grant during the third quarter; and (3) $11,000 in cash, with an additional $2,000 in cash paid to the Chairman and an additional $1,000 in cash paid to the Audit/Compliance/Risk Committee Chair, during the fourth quarter. In addition, directors will receive expense reimbursements for travel and attendance at conferences, training sessions, and travel expenses to Board meetings.  There are no changes to the non-employee directors’ cash fees or the fair value of the restricted stock grant for 2023.

In 2017, First Financial Northwest Bank modified the bank-owned life insurance contracts on its directors and named executive officers to include endorsement split-dollar life insurance agreements.  Each non-employee director has insurance coverage with a death benefit payable to the director’s assigned beneficiary in an amount equal to ninety percent of the net amount‑at‑risk, defined as the total proceeds of the policy less the cash value of the policy.  At the time the policies were purchased, the net amount-at-risk for the non-employee directors ranged from $160,000 to $309,000.  Total death benefits, including cash surrender values, were approximately $560,000 per non-employee director.  The Bank pays all premiums and is entitled to the cash value of the policy and the remainder of the director’s death benefit.  The insurance policies also permit each director to access portions of the eligible policy death benefits if he or she is diagnosed with a chronic or terminal illness (“accelerated benefits”).  Each director is eligible to receive up to $500,000 in accelerated benefits.

EXECUTIVE COMPENSATION

General

In this section, we will give an overview of our compensation program, the material compensation decisions we have made under the program and the material factors that we considered in making those decisions.  We also provide a series of tables containing specific information about the compensation earned or paid to the following officers, who are known as our named executive officers:

Joseph W. Kiley III, President and Chief Executive Officer
Richard P. Jacobson, Executive Vice President, Chief Financial Officer, and Chief Operating Officer
Ronnie J. Clariza, Senior Vice President and Chief Risk Officer
Dalen D. Harrison, Senior Vice President and Chief Banking Officer
Simon Soh, Senior Vice President and Chief Credit Officer

Compensation and Awards Committee.  All compensation matters concerning our executive officers are made at the sole discretion of the Compensation and Awards Committee, which is comprised of independent directors.  Compensation determinations are made based on the Committee’s independent review of management recommendations, market salary surveys and peer group studies, for both base salary and total compensation.  The Committee has the responsibility for establishing and reviewing our compensation philosophy and objectives, and in this role, they have sought to design a compensation structure that attracts and retains qualified and experienced officers, and at the same time, is reasonable and competitive.  The Committee retains compensation advisors on an as-needed basis to review existing plans, implement new plans and ensure that it is properly implementing our compensation philosophy and objectives.  Prior to retaining any advisor, the Compensation and Awards Committee assesses the advisor’s independence relative to Nasdaq factors to determine that the advisor is independent.

Role of Chief Executive Officer in Determining Compensation.  The Chief Executive Officer’s role is limited to providing information regarding the executive officers to the Compensation and Awards Committee Chair, including salary and bonus histories, performance highlights, levels of responsibility and compensation recommendations for each officer.  The Chief Executive Officer does not provide any recommendation with respect to his individual compensation.  Following receipt of this information, the Committee Chair reviews the selected materials along with supplemental information independently acquired.  The Chair’s analysis is then incorporated into a summary packet that is provided to the Committee for their review prior to a regularly scheduled meeting.  The Committee makes the final decision and may adjust the compensation levels.  In its deliberations, the Committee focuses on corporate performance, retention issues, individual performance and management development.

Compensation Philosophy and Objectives

Our overall goal in compensating executive officers is to attract, retain and motivate key executives of proven ability who are critical to our future success.  We believe that short-term cash incentive compensation paid to executive officers should be directly aligned to First Financial Northwest Bank’s performance and that compensation should be structured to ensure achievement of financial and operational goals, along with other factors that impact corporate and shareholder value.  Our long-term incentive is in the form of an equity incentive plan.

First Financial Northwest Bank became a stock savings bank as a result of the mutual holding company reorganization in 2002, and yet compensation paid to employees, officers and directors continued to consist primarily of cash compensation, salary and bonuses, and retirement benefits until 2008, when shareholders approved our 2008 Equity Incentive Plan.  In 2016, this plan was replaced by the shareholder-approved 2016 Equity Incentive Plan.  We use equity awards in concert with cash incentives to compensate officers for actions that align our performance with shareholder interests.

Our compensation decisions with respect to executive officer salaries and incentive compensation are influenced by: (1) the executive’s level of responsibility and function within the organization; (2) the overall performance and profitability of First Financial Northwest Bank; and (3) our assessment of the competitive marketplace, including peer companies.  Our philosophy is to focus on total direct compensation opportunities through a mix of base salary, annual short-term cash incentive compensation and longer-term equity incentives to ensure successful ongoing performance of First Financial Northwest Bank.

Compensation Benchmarking

In general, we seek to provide competitive pay relative to a peer group for total compensation opportunities.  It is our intent to achieve an effective efficiency ratio, excellent asset quality, and a satisfactory regulatory standing; therefore, we include performance-based compensation in addition to a fixed-salary pay structure. In December 2021, the Compensation and Awards Committee retained the Blanchard Consulting Group (“Blanchard”) to conduct an independent third-party review of the total compensation for the named executive officers.  Blanchard developed a peer group with input from First Financial that consists of 22 publicly-traded banks of similar asset size and region for benchmarking purposes.  The peer group consists of banks with assets between $800 million and $2.5 billion as of the 2020 fiscal year-end and located in California and Washington. Compensation amounts reported for the proxy peer group banks reflect what was earned in fiscal year end 2020, as reported in the 2021 proxy statements.  There were no publicly traded banks located in Oregon with assets between $800 million and $2.5 billion that filed a proxy statement with executive compensation data, therefore no Oregon banks are included in the peer group.

During 2022, our peer group consisted of the following financial institutions listed in descending order by total assets:

Coastal Financial Corporation	OP Bancorp
Five Star Bancorp	Riverview Bancorp, Inc.
Central Valley Community Bancorp	United Security Bancshares
BayCom Corp.	Pacific Financial Corporation
FS Bancorp, Inc.	American Riviera Bancorp
PCB Bancorp	Provident Financial Holdings, Inc.
California BanCorp	Community West Bancshares
Oak Valley Bancorp	Communities First Financial Corp.
First Northwest Bancorp	1st Capital Bancorp
First Northern Community Bancorp	Summit State Bank
Timberland Bancorp, Inc.	Sound Financial Bancorp, Inc.

Compensation Components

The compensation program for executive officers consists of the following components:

Pay element	What it rewards	Purpose

Base salary	Core competence in the executive’s role relative to skills, experience and contributions to First Financial and First Financial Northwest Bank	Provides fixed compensation based on competitive market price

Annual cash incentive compensation	Contributions toward First Financial Northwest Bank’s achievement of specified performance measures	Provides annual performance-based cash incentive compensation

Long-term incentive (equity-based) compensation	Management development through retention and attracting new talent	Provides resources for implementation of corporate objectives, goals, and growth strategies, while aligning officer and shareholder interests

Retirement benefits	Executive officers are eligible to participate in employee benefit plans available to our eligible employees, including both tax- qualified and nonqualified retirement plans	Provides a long-term incentive for the retention of key officers and encourages executive officer retention

Pay element	What it rewards	Purpose

Retirement benefits (continued)
The Chief Executive Officer and Chief Financial Officer/Chief Operating Officer participate in a Supplemental Executive Retirement Income Plan (“SERP”) that provides additional retirement benefits subject to meeting certain minimum age and service requirements
Provides a long-term incentive for the retention of the Chief Executive Officer and the Chief Financial Officer/Chief Operating Officer

Split-dollar life insurance benefits	First Financial Northwest Bank pays the premiums on bank-owned life insurance which provides split-dollar life insurance benefits for the named executive officers	Provides security for the executives and their beneficiaries

Additional benefits and perquisites	Executives participate in employee benefit plans generally available to our employees, including medical, dental, life and disability coverage	These benefits are a part of our broad-based total compensation program

	Executives participate in a company-paid supplemental individual disability insurance plan	Provides executives with a base salary above $200,000 with additional protection against loss of income due to disability

	Executives participate in a flexible paid time off (“Open PTO”) plan	Allows executives flexibility to take time away from work as needed while carrying out their job responsibilities, including working remotely

	The Chief Executive Officer and the Chief Financial Officer/Chief Operating Officer receive a car allowance	Assists in executive responsiveness for community and industry-related travel requirements

	The Chief Financial Officer/Chief Operating Officer receives a club membership	Provides an ongoing incentive for the retention of the Chief Financial Officer/Chief Operating Officer; assists in developing business relationships

Base Salary.  The Chief Executive Officer makes initial base salary recommendations to the Compensation and Awards Committee Chair that are based on individual salary history, individual and corporate performance, and competitive peer group data.  Given the independence of the data on which these recommendations are made, historically there have been only slight modifications by the Committee.  Annually, the Committee reviews the recommendations and establishes executive management salaries in accordance with its independent philosophy.  The compensation paid to Mr. Kiley and all executive officers is determined by the Committee based upon, among other factors, a review of First Financial Northwest Bank’s performance in comparison to its peer group.  The final compensation levels are generally based on peer group analysis, market surveys, First Financial Northwest Bank’s asset size, balance sheet complexity, corporate direction and management structure, as well as company and individual performance.  No particular weight is given to any of these factors by the Committee and the final compensation level is based on a subjective determination by the Committee.  Mr. Kiley does not participate in Committee or Board discussions regarding his own compensation.

The named executive officers, except Mr. Kiley, received base salary increases ranging from 2.9 percent to 4.0 percent effective January 1, 2022.  Mr. Kiley’s base salary did not initially change for 2022. On May 13, 2022, the Compensation and Awards Committee recommended, and the non-employee Board directors confirmed, that Mr. Kiley receive a three percent increase in his base salary retroactive to January 1, 2022.  For 2023, the named executive officers, except Mr. Kiley, received base salary increases ranging from 3.8 percent to 7.7 percent, as a result of the annual performance review process.  Mr. Kiley’s base salary did not change for 2023.

Summary Compensation Table

The following table shows information regarding compensation paid to our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)	Non-equity incentive plan compen- sation ($)(4)	Change in pension value and nonqualified deferred compensation earnings ($)(5)	All other compensation ($)(6)	Total ($)

Joseph W. Kiley III	2022	507,500(1)	136,294	45,405	77,568	65,594	832,361
President and Chief	2021	492,700	215,458 (3)	47,820	111,411	68,405	935,794
Executive Officer

Richard P. Jacobson	2022	340,000	60,874	51,736	96,695	78,104	627,409
Executive Vice President,	2021	329,600	88,992	70,985	88,086	76,256	653,919
Chief Operating Officer and
Chief Financial Officer

Ronnie J. Clariza	2022	215,000	33,674	28,736	--	42,481	319,891
Senior Vice President and	2021	207,500	49,022	41,815	--	47,133	345,470
Chief Risk Officer

Dalen D. Harrison	2022	260,000	40,732	35,167	--	51,280	387,179
Senior Vice President and	2021	250,000	59,063	57,760	--	53,664	420,487
Chief Banking Officer

Simon Soh	2022	265,000	41,507	35,843	--	54,933	397,283
Senior Vice President and	2021	257,500	60,834	54,857	--	56,697	429,888
Chief Credit Officer
___________
(1)	Mr. Kiley’s base salary was increased to $507,500 on May 13, 2022, retroactive to January 1, 2022.
(2)
Represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of restricted stock awards made pursuant to the 2017 Officers’ Equity Incentive Plan. For a discussion of valuation assumptions, see Note 12 of the Notes to Consolidated Financial Statements in First Financial’s Annual Report on Form 10-K for the year ended December 31, 2022.

(3)	Includes $15,914 worth of First Financial stock that Mr. Kiley elected to receive in lieu of cash under the Annual Incentive Plan for 2021.
(4)
Reflects amounts earned under the Annual Incentive Plan, the material terms of which are described below. Mr. Kiley’s annual incentive award was $63,734 for 2021 but he elected to receive approximately 25% in the form of First Financial stock, as described above in footnote 3.

(5)
Reflects the increase in actuarial present values of each executive officer’s accumulated benefits under our Pension Plan and, with respect to Messrs. Kiley and Jacobson, our SERP. These values are set according to accounting requirements and do not reflect any increases in the officer’s benefit upon retirement. In 2022, the value of Mr. Clariza’s and Mr. Soh’s accumulated benefit under the Pension Plan decreased by $76,000 and $10,000, respectively. In 2021, the value of Mr. Clariza’s and Mr. Soh’s accumulated benefit under the Pension Plan decreased by $12,000 and $1,000, respectively.

(6)	The following table reflects all other compensation paid to our named executive officers in 2022.

Name	401(k) plan matching contribution ($)	ESOP contribution ($)	Car allowance ($)	Club Dues ($)	Life insurance premium ($)(1)	Dividends on unvested restricted stock ($)	Cell phone allowance ($)

Joseph W. Kiley III	--	39,052	10,800	--	8,885	5,657	1,200
Richard P. Jacobson	9,904	39,052	6,000	12,400	7,025	2,523	1,200
Ronnie J. Clariza	6,325	32,309	--	--	1,257	1,390	1,200
Dalen D. Harrison	6,838	39,052	--	--	2,515	1,675	1,200
Simon Soh	9,460	39,052	--	--	3,496	1,725	1,200
___________
(1)
Consists of the taxable benefit equal to the assumed cost of insurance related to an endorsement method split dollar agreement with respect to bank-owned life insurance plus a gross-up amount to cover the executive officer’s tax liability assuming a 40 percent tax rate, the premium for company-paid disability and life insurance provided on a nondiscriminatory basis to all employees, and the premium for company-paid supplemental disability insurance for employees earning an annual base salary of $200,000 or more.

Employment Agreements.  First Financial Northwest Bank entered into an amended employment agreement with Joseph W. Kiley III and an initial employment agreement with Richard P. Jacobson on December 2, 2013.  Mr. Kiley’s agreement is retroactive to the date of the original agreement of August 14, 2012, and Mr. Jacobson’s agreement is effective as of July 9, 2013, the date he was hired.  The agreements each have an initial term of three years and on each anniversary of the effective date of the agreement, the term of the agreement will be extended for an additional year, provided that within the 90-day period ending on such anniversary, First Financial Northwest Bank’s Board of Directors does not inform the executive in writing that the agreement will not be extended.  The current annual base salaries for Mr. Kiley and Mr. Jacobson are $507,500 and $360,000, respectively. Mr. Kiley’s salary shall be reviewed by the Bank’s Board of Directors each December during the term of the agreement.  In December 2021, the Compensation and Awards Committee retained the Blanchard Consulting Group to conduct a total compensation review for the named executive officers, including Mr. Kiley, whose base salary was initially not changed for 2022.  On May 13, 2022, based on the results of the Blanchard total compensation review and input based on additional resources, the Compensation and Awards Committee recommended, and the non-employee directors confirmed, that Mr. Kiley receive a three percent increase in his base salary to $507,500, retroactive to January 1, 2022.  Under the agreements, the executives are eligible to participate in all Bank plans relating to retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof in which the Bank’s executive officers are eligible to participate.  Messrs. Kiley and Jacobson’s agreements provide for temporary housing, relocation expenses and an automobile allowance.  The employment agreements provide that compensation may be paid in connection with the termination of the executive’s employment under a variety of scenarios, as described below under “Potential Payments Upon Termination.”
401(k) Plan.  First Financial maintains the First Financial Northwest Savings Plan (the “401(k) plan”) for the benefit of eligible employees, including the named executive officers, of First Financial and its subsidiaries.  The 401(k) plan is intended to be a tax-qualified retirement plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended.  Employees of First Financial and its subsidiaries are eligible to participate in the 401(k) plan on the first of the month, following 60 days from hire.  Generally, participants direct the investment of the plan assets.  First Financial matches the first six percent of a participant’s pre-tax salary reduction contribution at the rate of 50 percent.  To be eligible for a matching contribution, the participant must be actively employed during the pay period for which the match is allocated.  Participants are, at all times, 100 percent vested in their salary reduction contributions; however, their related matching contributions are subject to a five-year vesting period with 20 percent vesting each year.  For the fiscal year ended December 31, 2022, First Financial incurred a matching contribution-related expense of approximately $365,000 in connection with the 401(k) plan.  In 2022, First Financial amended the 401(k) plan to qualify as a Safe Harbor plan.  Effective January 1, 2023, First Financial will match the first five percent of a participant’s pre-tax salary reduction contribution at the rate of 100 percent.  In addition, First Financial will make a discretionary annual profit-sharing contribution, based on company performance, to all 401(k)-eligible participants’ accounts regardless of participation in the plan. The Board has approved a profit-sharing contribution of between five and eight percent for 2023.  All company contributions are immediately 100 percent vested.

 Additional Benefits and Perquisites.  At First Financial, an important part of our total compensation plan is the employee benefits program.  We offer a comprehensive and flexible benefits plan on a non-discriminatory basis to support the basic health, welfare and retirement needs of all of our employees, including our named executive officers.  The elements of the benefits plan include group policies for medical/dental/vision plans, paid time off (“PTO”) for vacation and illness, disability, life insurance, FSA/HSA pre-tax savings accounts, tuition reimbursement, bereavement leave and training.

Effective July 1, 2019, the Compensation and Awards Committee approved an Open PTO Plan for senior executive officers, including the named executive officers, through which First Financial’s senior executive officers are afforded the flexibility to take time off for vacation, illness and personal pursuits, as necessary, with minimal limits.  Under the Open PTO Plan, senior executive officers do not accrue PTO under the Bank’s regular PTO policy, and all existing, accrued PTO at June 30, 2019, was either cashed out at the executive’s election at a rate of 50 percent of accrued hours or will be used as Open PTO until the accrued balance is exhausted.  Open PTO is not paid out at termination of employment or rolled over from one year to the next.  Senior executive officers remain accountable for performing their job duties, achieving performance objectives, delivering results, participating in company activities and effectively communicating about the time off they are taking in advance whenever possible.

The named executive officers, along with all eligible employees, participate in our ESOP.  Each eligible participant is allocated the same proportion that the participant’s compensation for the plan year bears to the total compensation of eligible participants for that year, subject to certain limitations regarding how much compensation is taken into account and how much can be allocated to a participant for a year. The ESOP matured in 2022 and all remaining shares were allocated in accordance with the plan.

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards made to our named executive officers for 2022.

	Estimated possible payouts under non-equity incentive plan awards (1)			Estimated possible share awards under equity incentive plan (2)
Name	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Joseph W. Kiley III	50,750	50,750	76,125	--	8,945	13,418
Richard P. Jacobson	30,600	61,200	91,800	--	3,995	5,992
Ronnie J. Clariza	17,200	34,400	51,600	--	2,210	3,315
Dalen D. Harrison	20,800	41,600	62,400	--	2,673	4,009
Simon Soh	21,200	42,400	63,600	--	2,724	4,087
___________
(1)	Represents the potential range of awards payable under our Annual Incentive Plan.
(2)
Represents the potential range of share awards under our 2017 Officers’ Equity Incentive Plan calculated using the closing stock price on February 11, 2022, the date the 2022 awards were approved by the Board under the plan. Actual share awards will vary based on the closing stock price on the date the awards are granted.

Annual Incentive Compensation.  The Annual Incentive Plan is intended to provide executive officers and staff with an opportunity to earn annual cash incentives based on corporate and individual performance as measured by predetermined goals.  The Compensation and Awards Committee adopted criteria and rules for awarding and paying annual incentive payments to the named executive officers for 2022.  The Annual Incentive Plan’s plan year corresponds to our fiscal year of January 1 to December 31.  Each participant is assigned a target award opportunity, which is expressed as a percentage of base salary.  Awards are determined based on a weighted combination of corporate performance goals and Community Reinvestment Act (“CRA”) hours, which, with the exception of incentives for the Chief Executive Officer, are established and proposed by the Chief Executive Officer, subject to the approval of the Compensation and Awards Committee.  The weighted combination of corporate performance goals and CRA hours for the Chief Executive Officer is determined by the Compensation and Awards Committee.

The annual incentive opportunities for the named executive officers, expressed as a percentage of base salary actually earned during 2022, were as follows:

Executive	Below threshold	Threshold	Target	Maximum

Joseph W. Kiley III	0%	10%	10%	15%
Richard P. Jacobson	0%	9%	18%	27%
Ronnie J. Clariza	0%	8%	16%	24%
Dalen D. Harrison	0%	8%	16%	24%
Simon Soh	0%	8%	16%	24%

For 2022, the Compensation and Awards Committee weighted the corporate goals at 98% and CRA hours at 2%.

Time spent on Community Reinvestment Act activities qualify for services under the Act if the activities have a primary purpose of community development, relate to the provision of financial services and benefit First Financial Northwest Bank’s assessment area.  Community development is defined as activities that promote affordable housing, services, economic development or revitalization or stabilization to low-to-moderate income individuals or areas.  Examples of financial services would be teaching financial literacy or a homebuyer class, providing credit counseling or an employee providing technical expertise such as human resource, marketing or information technology support to the board of a low-to-moderate income organization.  For 2022, the threshold, or minimum acceptable performance level, was participation in two hours of qualified activities; the target, participation in four hours of qualified activities; and the maximum, participation in at least six hours of qualified activities. In 2022, as more qualified CRA opportunities were available, the incentive criteria was updated to include any volunteer hours logged with a community-based organization that primarily benefits low-to-moderate income individuals/families.

For the 2022 fiscal year, the Compensation and Awards Committee approved the following corporate performance measures for the named executive officers:

	Performance criteria			Weighting (% of corporate goals)
Performance measure	Threshold	Target	Stretch

Pre-tax, pre-provision net income	$16.9 million	$17.8 million	$19.6 million	10
Pre-tax, pre-provision return on assets	1.09%	1.21%	1.45%	10
Average balance net loan growth (1)	$33.75 million	$37.5 million	$45.0 million	15
Average balance net deposit growth (2)	$34.65 million	$38.5 million	$46.2 million	15
Operating expenses/average assets	2.76%	2.48%	2.07%	15
Nonperforming assets/assets	3.00%	2.00%	1.00%	15
Past due and nonaccrual loans/loans (3)	<110% of State Median	State Median Q3 2022	<80% of State Median	10
Regulatory factors		(4)		10
___________
(1) Excludes loan purchases.
(2) Excludes certificates of deposit.
(3) Washington State Median was 0.32% for the third quarter of 2022.
(4) Confidential under federal banking laws.

In February 2022, the Compensation and Awards Committee offered the named executive officers the option to receive their Annual Incentive Plan award in cash, in the form of fully vested restricted stock equal in value to the cash award, or in any combination of cash and restricted stock equal in value to the cash award. The Chief Executive Officer elected to receive approximately 25% of his 2021 award in the form of fully vested restricted stock and the balance in cash. The fully vested restricted stock award is not subject to any clawback or holding period provisions. None of the named executive officers elected to receive any portion of their 2022 Annual Incentive Plan award in the form of fully vested restricted stock.

Long-term Incentive Compensation.  A key component of management stability and institutional growth is the ability of a company to provide long-term incentives for its personnel.  At the 2016 annual meeting of shareholders, shareholders approved the 2016 Equity Incentive Plan.  Under the plan, directors, officers and employees may receive awards of stock options, restricted stock and restricted stock units.  We believe that stock ownership by our officers is a significant factor in aligning the interests of the officers with those of shareholders.  The ability to offer equity-based compensation provides a means for attracting and retaining directors and employees, and also provides an incentive to directors and officers to improve the long-term performance and profitability of First Financial.  The 2016 Equity Incentive Plan is administered by the Compensation and Awards Committee, which makes all awards under the plan.

On February 10, 2022, the Compensation and Awards Committee granted long-term incentive opportunities to each of the named executive officers for 2022 under the 2017 Officers’ Equity Incentive Plan, established pursuant to the 2016 Equity Incentive Plan.  The long-term incentive opportunities, expressed as a percentage of base salary actually earned during 2022, were as follows:

Executive	Target	Maximum

Joseph W. Kiley III	30.00%	45.00%
Richard P. Jacobson	20.00%	30.00%
Ronnie J. Clariza	17.50%	26.25%
Dalen D. Harrison	17.50%	26.25%
Simon Soh	17.50%	26.25%

Awards of long-term incentive opportunities under the 2017 Officers’ Equity Incentive Plan are payable in restricted stock and are contingent on attaining pre-established performance goals.  The Compensation and Awards Committee reviewed and approved the performance goals in consultation with management.  The Committee established target and maximum performance levels and associated payouts.  For the awards made for 2022, the Committee approved the following corporate performance measures and weightings:

	Performance criteria		Weighting (% of payout)
Performance measure	Target	Maximum

Diluted earnings per share	$1.38	$1.59	50
Average balance loan growth (1)	$37.5 million	$45 million	10
Average balance deposit growth (2)	$38.5 million	$46.2 million	20
Past due and nonaccrual loans/total loans (3)	State Median Q3 2022	<80% of State Median	20
___________
(1) Excludes loan purchases.
(2) Excludes certificates of deposit.
(3) Washington State Median was 0.32% for the third quarter of 2022.

The actual equity incentive award payouts are calculated using a proportional approach, where award payouts are calculated as a proportion of target and maximum award opportunities.  The actual number of shares granted are determined by the award level achieved and First Financial Northwest’s stock price on the grant date. Stock awards are granted within 90 days from the end of the plan year after annual performance results are received and reviewed by the Compensation and Awards Committee and the independent registered public accounting firm has concluded its audit.  Awards are granted to each participant only if the participant received a satisfactory performance review.

Outstanding Equity Awards

The following information with respect to outstanding stock and option awards as of December 31, 2022, is presented for the named executive officers.

	Option Awards (1)					Stock Awards (2)
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)

Joseph W. Kiley III	09/18/13	50,000	--	10.69	09/18/23	--	--
	08/14/14	50,000	--	10.89	08/14/24	--	--
	03/02/22	--	--	--	--	11,786	176,554

Richard P. Jacobson	07/17/13	42,519	--	10.88	07/17/23	--	--
	11/18/15	40,000	--	13.04	11/18/25	--	--
	03/02/22	--	--	--	--	5,256	78,735

Ronnie J. Clariza	03/02/22	--	--	--	--	2,896	43,382

Dalen D. Harrison	07/30/14	10,000	--	10.77	07/30/24	--	--
	03/02/22	--	--	--	--	3,489	52,265

Simon Soh	09/08/14	25,000	--	10.58	09/08/24	--	--
	03/02/22	--	--	--	--	3,593	53,823
__________
(1)	Awards vest pro rata over a five-year period from the grant date, with the first 20 percent vesting one year after the grant date.
(2)	Awards vest on the one-year anniversary of the grant date, subject to clawback provisions.

Option Exercises and Stock Vested

The following table shows the value realized upon the exercise of stock options and the vesting of stock awards for the named executive officers for the year ended December 31, 2022.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)

Joseph W. Kiley III	--	--	16,561	283,346
Richard P. Jacobson	2,481	14,188	6,967	119,275
Ronnie J. Clariza	--	--	3,953	67,675
Dalen D. Harrison	2,000	12,000	4,762	81,525
Simon Soh	50,000	360,469	4,905	83,974

Pension Benefits

The following table provides information as of December 31, 2022, regarding participation in plans that provide specified retirement payments and benefits to the named executive officers.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

Joseph W. Kiley III	SERP	--	656,049	--
Richard P. Jacobson	SERP	--	264,859	--
Ronnie J. Clariza	Pension Plan	8.67	79,000	--
Dalen D. Harrison	--	--	--	--
Simon Soh	Pension Plan	1.58	26,000	--
___________
(1)
The participation agreements under the SERP allow for a lifetime monthly benefit after attaining normal retirement age as described below. Because the Pension Plan was frozen on March 31, 2013, the years credited do not increase.

(2)
SERP accumulated benefits reflect the accrued liability balance under the Plan for each participant, and for Mr. Kiley also includes the present value of 180 future monthly payments at the eligibility date using a 4.11 percent discount rate. Pension Plan accumulated benefits are based on the present value of accumulated future payments over an anticipated post retirement life of 20 years using a 5.02 percent discount rate.

 First Financial Northwest Bank maintains a SERP for the benefit of certain executives.  The plan is intended to provide supplemental benefits upon normal retirement or death prior to retirement.  First Financial Northwest Bank entered into a participation agreement under the plan with Mr. Kiley effective July 1, 2013, which was amended on July 10, 2017 and January 10, 2020.  The participation agreement provides for an annual pension of $28,000.  Mr. Kiley’s benefit will commence following his separation from service, subject to a potential six-month delay to comply with federal tax laws affecting nonqualified deferred compensation plans, and will be paid in monthly installments over 15 years to Mr. Kiley or to his designated beneficiary if he dies before 180 monthly benefit payments have been made.  If Mr. Kiley remains employed with the Bank until age 69, the monthly benefit payment will be extended from 180 months to until the end of his life, assuming he lives beyond the end of the 180-month period.  Mr. Kiley is vested in his retirement benefit under the agreement.

In January 2020, First Financial Northwest Bank entered into participation agreements under the SERP with Messrs. Kiley and Jacobson.  The participation agreements each provide that if the executive separates from service after attaining normal retirement age (age 69 for Mr. Kiley and age 65 for Mr. Jacobson) for any reason other than death, he will receive a lifetime monthly benefit equal to what is provided under a specifically identified annuity contract that has been purchased to informally fund the executive’s SERP (the “normal retirement benefit”). The normal retirement benefit will commence on the first day of the second month following the executive’s separation from service.  There is also an early termination benefit, which is described following the Potential Payments Upon Termination Table below.

First Financial Northwest Bank is a participating employer in a multi-employer defined benefit plan (the “pension plan”), which provides a benefit upon retirement to eligible employees.  The Board froze all accumulated pension plan benefits as of March 31, 2013.  Messrs. Clariza and Soh are the only named executive officers who participate in the pension plan and both are 100% vested.  Several forms of benefit payments are available under the pension plan. The pension plan offers a life annuity option, a 100 percent joint and survivor option with a ten-year certain feature, a 50 percent joint and survivor benefit option and a customized option.  The benefit option must be elected by the participant before benefit payments begin.  Benefits are based upon two percent for those hired prior to January 1, 2010, and one percent for those hired on or after January 1, 2010, times the number of years of service with First Financial and its subsidiaries times the average of the participant’s eligible salary during the five years he or she was most highly compensated.  Salary is defined as base rate of pay and does not include overtime, bonuses and other compensation.  A participant’s full benefit under the pension plan is payable at age 65 with at least five years of benefit service, which is considered normal retirement.  Early retirement benefit payments are available under the pension plan to participants upon attainment of age 45 and completion of five years of benefit service.  Annual benefits are reduced three percent for each year of payment before normal retirement based on the benefit formula described above.  As of December 31, 2022, Mr. Soh was the only named executive officer eligible for early retirement benefits.

Potential Payments Upon Termination

We have entered into agreements with the named executive officers that provide for potential payments upon termination.  These agreements are discussed in further detail following the table below.  The following table shows, as of December 31, 2022, the value of potential payments and benefits following a termination of employment under a variety of scenarios.

Name	Involuntary Termination ($)	Involuntary Termination Following Change in Control ($)	Annual Early Retirement Benefit ($)	Annual Normal Retirement Benefit ($)	Disability ($)	Death ($)

Joseph W. Kiley III
Employment Agreement	526,189	2,133,051(1)	--	--	253,750	43,849
2013 SERP Agreement	28,000(2)	28,000(2)	--	28,000(2)	--	200,000
2020 SERP Agreement	40,378(3)	72,000(3)	40,378(3)	72,000(3)	--	347,674
Equity Incentive Plan	--	176,554	--	--	176,554	176,554
Split-Dollar Life Insurance	--	--	--	--	500,000	1,000,000

Richard P. Jacobson
Employment Agreement	358,146	1,436,926(1)	--	--	170,000	29,846
SERP Agreement	51,000(4)	100,000(4)	51,000(4)	100,000(4)	--	728,363
Equity Incentive Plan	--	78,735	--	--	78,735	78,735
Split-Dollar Life Insurance	--	--	--	--	500,000	1,000,000

Ronnie J. Clariza
Severance Agreement	--	430,000	--	--	--	--
Pension Plan	--	--	(5)	15,525	--	65,760
Equity Incentive Plan	--	43,382	--	--	43,382	43,382
Split-Dollar Life Insurance	--	--	--	--	500,000	500,000

Dalen D. Harrison
Severance Agreement	--	520,000	--	--	--	--
Equity Incentive Plan	--	52,265	--	--	52,265	52,265
Split-Dollar Life Insurance	--	--	--	--	500,000	500,000

Simon Soh
Severance Agreement	--	530,000	--	--	--	--
Pension Plan	--	--	1,920(6)	2,385	--	23,040
Equity Incentive Plan	--	53,823	--	--	53,823	53,823
Split-Dollar Life Insurance	--	--	--	--	500,000	500,000
___________
(1)	Payments will be reduced to the extent necessary to ensure that no amounts payable to the executive will be considered excess parachute payments, as described in further detail below.
(2)	Under the terms of the SERP, the executive is entitled to receive an annual pension of $28,000 for 15 years.
(3)	Under the terms of the SERP, the annual lifetime benefit payments begin at normal retirement age of 69.
(4)	Under the terms of the SERP, the annual lifetime benefit payments begin at normal retirement age of 65.
(5)	Not yet eligible for early retirement benefit.
(6)
Under the terms of the Pension Plan, the executive may elect an early retirement benefit upon retirement prior to age 65 or may elect to have the full retirement benefit paid when the executive attains age 65.

Employment Agreements.  The employment agreements with Joseph W. Kiley III and Richard P. Jacobson provide for payments in the event of disability, death or termination.  If either executive becomes entitled to benefits under the terms of our then-current disability plan, if any, or becomes otherwise unable to fulfill his duties under the employment agreement, he shall be entitled to receive such group and other disability benefits as are then provided for executive employees.  In the event of either executive’s disability, his employment agreement will not be suspended, except that the obligation to pay his salary shall be reduced in accordance with the amount of any disability income benefits he receives such that, on an after-tax basis, he realizes from the sum of disability income benefits and his salary the same amount as he would realize on an after-tax basis from his salary if he had not become disabled.  Upon a resolution adopted by a majority of the disinterested members of the Board of Directors or an authorized committee, we may discontinue payment of the executive’s salary beginning six months after a determination that he has become entitled to benefits under the disability plan or is otherwise unable to fulfill his duties under the employment agreement.

In the event of Mr. Kiley’s or Mr. Jacobson’s death while employed under an employment agreement and prior to any termination of employment, we will pay to the estate, or such person as may have previously been designated, the salary that was not previously paid and that would have been earned if employment had continued under the agreement through the last day of the month in which the death occurred, together with the benefits provided under the employment agreement through that date.

The employment agreements also provide for benefits in the event of either Mr. Kiley’s or Mr. Jacobson’s involuntary termination.  If  employment is terminated for any reason other than cause, or change in control, or voluntary termination of employment because of a material diminution of or interference with duties, responsibilities or benefits, including any of the following actions unless consented to: (1) a requirement to be based at any place other than Renton, Washington, or within a radius of 35 miles from the location of First Financial’s administrative offices; (2) a material demotion; (3) a material reduction in the number or seniority of direct report personnel; (4) a 20 percent or more reduction in base salary; (5) a material permanent increase in the required hours of work or workload; or (6) the failure of the First Financial Northwest Bank Board of Directors to appoint Mr. Kiley as President and Chief Executive Officer of the Bank, or Mr. Jacobson as Executive Vice President and Chief Financial Officer/Chief Operating Officer, we must pay certain benefits.  The executive would receive salary at the rate in effect immediately prior to the date of termination over the one-year period beginning on the date of termination.  We would also be required to provide, during the one-year period beginning on date of termination, substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the executive and dependents and beneficiaries who would have been eligible for such benefits if the involuntary termination had not occurred.

If Mr. Kiley’s or Mr. Jacobson’s employment is terminated during the year following the effective date of a change in control of First Financial or First Financial Northwest Bank, or voluntary termination of employment following a change in control for any of the reasons listed in the previous paragraph, we must pay the executive a lump sum equal to 299 percent of his base amount (as defined in Section 280G of the Internal Revenue Code) and must provide, during the one-year period beginning on the date of termination, substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the executive and dependents and beneficiaries who would have been eligible for such benefits if the involuntary termination had not occurred.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments” if they are conditioned upon a change in control.  Individuals are subject to a 20 percent excise tax on the amount of such excess parachute payments.  If excess parachute payments are made, First Financial and First Financial Northwest Bank would not be entitled to deduct the amount of such excess payments.  Messrs. Kiley and Jacobson’s employment agreements provide that severance and other payments that are subject to a change in control will be reduced to the extent necessary to ensure that no amounts payable to the executive will be considered excess parachute payments.

Supplemental Retirement Agreements.  First Financial Northwest Bank entered into a participation agreement under the plan with Mr. Kiley effective July 1, 2013, which was amended on July 10, 2017 and January 10, 2020.  The participation agreement provides for an annual pension of $28,000.  Mr. Kiley’s benefit will commence following his separation from service and will be paid in monthly installments over 15 years to Mr. Kiley or to his designated beneficiary if he dies before 180 monthly benefit payments have been made.  If Mr. Kiley remains employed with the Bank until age 69, the monthly benefit payment will be extended from 180 months until the end of his life, assuming he lives beyond the end of the 180-month period.  If Mr. Kiley dies prior to the commencement of benefits under this SERP, then his beneficiary will receive a $200,000 lump sum death benefit.

In January 2020, First Financial Northwest Bank also entered SERP agreements with Messrs. Kiley and Jacobson.  The SERP agreements each provide that if the executive separates from service after attaining normal retirement age (age 69 for Mr. Kiley and age 65 for Mr. Jacobson) for any reason other than death, he will receive a lifetime monthly benefit equal to what is provided under a specifically identified annuity contract that has been purchased to informally fund the executive’s SERP (the “normal retirement benefit”). The normal retirement benefit will commence on the first day of the second month following the executive’s separation from service.

If the executive separates from service prior to attaining normal retirement age (age 69 for Mr. Kiley and age 65 for Mr. Jacobson) for any reason other than death or a change in control, he will receive an early termination benefit equal to the normal retirement benefit determined as if he remained employed until normal retirement age, multiplied by a vesting percentage.  For Mr. Kiley, the vesting percentage is determined by dividing his account balance (the amount accrued to pay his SERP benefit) as of his separation from service date by his projected account balance on his normal retirement age.  For Mr. Jacobson, the vesting percentage, determined on a monthly basis, is as follows: 17% for each of the first full five plan years in which he is employed by First Financial Northwest Bank (i.e., 85% after five years of service), 91% after six full years of service, 96% after seven full years of service and 100% after eight full years of service.  The early termination benefit will commence on the first day of the second month following when the executive attains his normal retirement age.
If the executive is actively employed at the time of a change in control and experiences an involuntary termination (as defined in his employment agreement with First Financial Northwest Bank, which includes a voluntary termination for good reason) within 24 months following the change in control, then the executive will receive a fully vested normal retirement benefit, payable at the same time and the same manner as the normal retirement benefit described above.  If the acquirer in the change in control transaction does not assume the executive’s SERP, then the change in control benefit will be paid regardless of whether the executive is involuntarily terminated.  No SERP benefit will be paid if the executive’s termination of employment is for “cause” as defined in the SERP.
If the executive dies while actively employed, or after his separation from service but prior to attaining his normal retirement age, his designated beneficiary will receive a lump sum death benefit equal to his SERP account balance.  If the executive dies after SERP payments have commenced, but before 180 monthly payments have been received, then his designated beneficiary will receive the present value of the remaining payments (that is, 180 payments less the number of payments actually received).

SERP payments may be reduced to the extent necessary to avoid the excise tax under Code Section 4999 or to comply with regulatory requirements.

Pension Plan.  Messrs. Clariza and Soh participate in the First Financial Northwest Bank pension plan, which provides a benefit upon retirement to eligible employees.  Several forms of benefit payments are available under the pension plan. The pension plan offers a life annuity option, a 100 percent joint and survivor option with a ten-year certain feature, a 50 percent joint and survivor benefit option and a customized option.  Mr. Clariza’s benefit is two percent because he was hired prior to January 1, 2010, and Mr. Soh’s benefit is one percent because he was hired after January 1, 2010, times the number of years of service with First Financial times the average of his eligible salary during the five years he was most highly compensated.  Messrs. Clariza and Soh’s full benefit is payable at age 65, which is considered normal retirement.  Early retirement benefit payments are available under the pension plan to participants upon attainment of age 45 and completion of five years of benefit service.  Annual benefits are reduced three percent for each year of payment before normal retirement based on the benefit formula described above.  As of December 31, 2022, Mr. Soh was eligible for early retirement benefits.

Change in Control Severance Agreement.  First Financial Northwest Bank entered into amended and restated change in control severance agreements with Messrs. Clariza and Soh, and Ms. Harrison on December 16, 2020.  The agreements each have an initial three-year term and are renewable for an additional one-year period on December 31 and each anniversary thereafter, provided that within the 90-day period prior to the anniversary date the Board of Directors of the Bank does not inform the executive in writing that the agreement will not be extended.  If within 12 months following a change in control of First Financial or First Financial Northwest, the executive’s employment is terminated without cause, or the executive terminates their own employment on account of being assigned duties inconsistent with their initial position, duties and responsibilities, or upon the occurrence of certain events described in the agreements, the executive would be entitled to payment and benefits.  The agreement requires that First Financial Northwest Bank: (1) pay the executive’s salary through the day of termination, including the pro rata portion of any incentive award; (2) pay for the remaining term of the agreement their life, health and disability coverage; and (3) pay in a lump sum an amount equal to 200 percent of their annual base salary.  Any payments under the agreements are subject to reduction pursuant to Section 280G of the Internal Revenue Code to avoid excess parachute payments.

Equity Incentive Plan.  The 2008 Equity Incentive Plan and 2016 Equity Incentive Plan provide for accelerated vesting of awards in the event of a recipient’s death or disability, or a change in control.  The plans both provide that unvested awards will become exercisable or vest upon the date of the recipient’s death or disability.  With respect to a change in control, the 2008 Equity Incentive Plan provides that unvested awards will become exercisable or vest upon the earliest date of the change in control, while the 2016 Equity Incentive Plan provides that unvested awards will become exercisable or vest only if the participant experiences an involuntary termination other than for cause within 365 days following the change in control event (known as a double trigger) or the acquiring company does not either assume the outstanding award or replace the outstanding award with an equivalently-valued award.

Split-Dollar Life Insurance Benefits. First Financial Northwest Bank maintains bank-owned life insurance contracts on its named executive officers that include endorsement method split-dollar life insurance benefits.  Mr. Kiley and Mr. Jacobson each have insurance coverage with a death benefit payable in an amount equal to the lesser of 100 percent of the net amount-at-risk (defined as the total proceeds of the executive’s policy less the cash value of the executive’s policy), or $1,000,000.  This death benefit is payable if Messrs. Kiley or Jacobson die while employed by First Financial Northwest Bank, or after having separated from service other than for cause. In 2022, the net amount-at-risk was approximately $1.4 million and $1.6 million for Messrs. Kiley and Jacobson, respectively. While employed, each of the other named executive officers have insurance coverage with a death benefit payable in an amount equal to the lesser of 100 percent of the executive’s policy net amount-at-risk (as defined above), or $500,000.  The Bank pays all premiums and is entitled to the cash value of the policy and the remainder of the executive’s death benefit.  The insurance policies also permit the named executive officers to access portions of the eligible policy death benefits if an executive is diagnosed with a chronic or terminal illness (“accelerated benefits”), generally up to $500,000.  Each executive has the same access to accelerated benefits post separation of service if he or she has five years of service or if he or she is involuntarily terminated or terminates his or her employment for good reason after a change in control.

Compensation Policies and Risk

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on First Financial.  In addition, the Compensation and Awards Committee believes that the mix and design elements of the executive compensation package do not encourage management to assume excessive risks.  As described above, compensation decisions are subjective, based on peer group compensation data, institutional profitability, management development, market measurements and overall corporate performance.  The primary objective of the Compensation and Awards Committee is for management to be fairly compensated.  We have accomplished this by maintaining base salaries in the upper tier range of published peer groups, by providing excellent employee medical and other related benefits, by granting personal days off and by offering participation in our ESOP.

Incentive compensation for Mr. Kiley and the named executive officers is determined by the Compensation and Awards Committee after its analysis of a number of financial measures, including but not necessarily limited to profitability, efficiency, growth, asset quality trends, peer group performance, satisfactory regulatory standing and current market conditions. First Financial’s incentive compensation program provides specific goals and corresponding payout potential to production-oriented lending and deposit staff members.  For non-production staff, incentive pay is based on progress towards goals set by their manager for each individual, for completion of Community Reinvestment Act related service hours, and the Company’s achievement on selected corporate performance measures.  This approach is intended to ensure that every employee focuses on the performance of First Financial.

Compensation and Awards Committee Interlocks and Insider Participation

The members of the Compensation and Awards Committee are Directors Molvar, Riccobono and Sabin.  None of the members of the Compensation and Awards Committee of the First Financial Board of Directors has served as an officer or employee of First Financial or any of its subsidiaries or had any relationships otherwise requiring disclosure.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), and Item 402(v) of Regulation S-K, we are providing the following information that demonstrates the relationship between executive “Compensation Actually Paid” (as defined by SEC rules) and certain measures of financial performance. The Compensation and Awards Committee did not consider the pay versus performance disclosure when making its incentive compensation decisions. Our compensation philosophy and objectives, including how we align executive compensation with First Financial’s performance, and the components of our compensation program are described in detail above.

Pay Versus Performance Table

The following table presents certain information regarding compensation paid to First Financial’s principal executive officer (“PEO”) and the named executive officers excluding the PEO (“non-PEO NEOs”), and certain measures of financial performance, for the two years ended December 31, 2022. The amounts shown below are calculated in accordance with Item 402(v) of Regulation S-K.

Year(1)	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)(2)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($)(3)	Net Income ($ in thousands)

2022	832,361	928,915	432,941	448,096	139.41	13,240
2021	935,794	1,007,483	462,441	484,999	146.02	12,249
___________
(1)	In both 2022 and 2021, our PEO was Joseph W. Kiley III and our non-PEO NEOs were Richard P. Jacobson, Ronnie J. Clariza, Dalen D. Harrison and Simon Soh.
(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by First Financial’s NEOs. These amounts reflect the Summary Compensation Table Totals with certain adjustments as described below.

(3)	Total Shareholder Return assumes $100 invested at December 31, 2020, with all dividends reinvested.

Compensation Actually Paid represents the Summary Compensation Table totals adjusted for the following items:

	Year 2022
Adjustments to Summary Compensation Table Totals to Determine Compensation Actually Paid	PEO ($)	Average for non-PEO NEOs ($)

Deduction for amounts reported under the Stock Awards column in the Summary Compensation Table	(136,294)	(44,197)
Increase for fair value at year-end of awards granted during year that remain unvested as of year-end	176,554	57,051
Increase for change in fair value from period year-end to vesting date of award granted prior to year that vested during the year	14,840	4,889
Deduction for aggregate change in actuarial present value of accumulated benefit under all defined benefit and actuarial pension plans	(77,568)	(24,174)
Increase for service cost for all defined benefit and actuarial pension plans	119,022	21,586
Total adjustments	96,554	15,155

	Year 2021
Adjustments to Summary Compensation Table Totals to Determine Compensation Actually Paid	PEO ($)	Average for non-PEO NEOs ($)

Deduction for amounts reported under the Stock Awards column in the Summary Compensation Table	(199,544)	(64,478)
Increase for fair value at year-end of awards granted during year that remain unvested as of year-end	252,592	83,221
Increase for change in fair value from period year-end to vesting date of award granted prior to year that vested during the year	16,697	5,279
Deduction for aggregate change in actuarial present value of accumulated benefit under all defined benefit and actuarial pension plans	(111,411)	(22,022)
Increase for service cost for all defined benefit and actuarial pension plans	113,355	20,558
Total adjustments	71,689	22,558

The following graph illustrates the relationship between compensation actually paid to our NEOs and First Financial’s total shareholder returns on a cumulative basis assuming investment of $100 on December 31, 2020, with all dividends reinvested:

Comparison of Compensation Actually Paid to Total Shareholder Return
Compensation Actually Paid
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$0
Value of Initial Fixed $100 Investment Based on Total Shareholder Return
$160
$140
$120
$100
$80
$60
$40
$20
$0
2021
2022
Compensation actually paid to PEO
Average compensation actually paid to non-PEO NEOs
Value of Initial Fixed $100 Investment Based on total Shareholder Return

The following graph illustrates the relationship between compensation actually paid to our NEOs and First Financial’s net income on an annual basis:

Comparison of Compensation Actually Paid to Net Income
Compensation Actually Paid
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$0
Net Income (in thousands)
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
2021
2022
Compensation actually paid to PEO
Average compensation actually paid to non-PEO NEOs
Net Income

PROPOSAL 2 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, we are required to periodically include in our annual meeting proxy statement and present at the meeting a non-binding shareholder resolution to approve the compensation of our named executive officers.  This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of First Financial’s executives as disclosed in this Proxy Statement.  The Board of Directors is presenting an advisory vote to approve executive compensation annually, although it may change the frequency in the future.  The proposal will be presented at this year’s annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of First Financial Northwest, Inc.’s named executive officers, as disclosed in the Executive Compensation section of First Financial’s Proxy Statement for the 2023 annual meeting of shareholders.

This vote will not be binding on our Board of Directors or Compensation and Awards Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  It will also not affect any compensation paid or awarded to any executive.  The Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation policies and procedures is to attract, retain and motivate key executives of proven ability who are critical to our future success.  Our philosophy is to focus on total direct compensation opportunities through a mix of base salary, annual short-term cash incentive compensation and longer-term equity incentives to ensure successful ongoing performance of First Financial Northwest Bank.  The Compensation and Awards Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill its objectives.

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE VOTES ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, we were required to include in the proxy statement for the 2017 annual meeting of shareholders a non-binding shareholder vote to consider the timing of future shareholder votes on executive compensation.  Shareholders voted in favor of holding an annual vote on executive compensation and the Board of Directors determined to adopt an annual frequency.  The Dodd-Frank Act requires that shareholders be permitted to vote on the frequency of future votes on executive compensation at least once every six years.  Accordingly, we are including in this Proxy Statement and presenting at this year’s annual meeting a non-binding shareholder vote to consider the timing of future shareholder votes on executive compensation.  This proposal gives shareholders the opportunity to vote on whether a resolution to approve the compensation of our named executive officers should be presented to shareholders every one, two or three years, or to abstain from voting.

The Board of Directors believes that a resolution to approve the compensation of our named executive officers should be presented to shareholders every year because the Board is committed to strong corporate governance and an annual cycle provides for the greatest accountability to our shareholders.

This vote will not be binding on our Board of Directors or Compensation and Awards Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  It also will not affect when the shareholders will be asked to vote on executive compensation in future years.  The Committee and the Board may, however, take into account the outcome of the vote when considering when to present shareholders with a resolution to approve executive compensation.

The Board of Directors recommends that you vote FOR conducting an advisory vote on executive compensation every year.

AUDIT/COMPLIANCE/RISK COMMITTEE REPORT

The Audit/Compliance/Risk Committee of the First Financial Board of Directors reports as follows with respect to First Financial’s audited financial statements for the fiscal year ended December 31, 2022:

•	the Audit/Compliance/Risk Committee has completed its review and discussion of the 2022 audited financial statements with management;

•
the Audit/Compliance/Risk Committee has discussed with the independent registered public accounting firm, Moss Adams LLP, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board;

•
the Audit/Compliance/Risk Committee has received written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit/Compliance/Risk Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence; and

•
the Audit/Compliance/Risk Committee has, based on its review and discussions with management of the 2022 audited financial statements and discussions with the independent registered public accounting firm, recommended to the Board of Directors that First Financial’s audited financial statements for the year ended December 31, 2022, be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit/Compliance/Risk Committee:

Audit/Compliance/Risk Committee:

Joann E. Lee (Chair)
Cindy L. Runger
Ralph C. Sabin

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit/Compliance/Risk Committee of the Board of Directors has appointed Moss Adams LLP as First Financial’s independent registered public accounting firm for the year ending December 31, 2023, and that appointment is being submitted to shareholders for ratification.  Moss Adams LLP served as our independent registered public accounting firm for the year ended December 31, 2022, and a representative of the firm is expected to attend the annual meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm.

The following table sets forth the aggregate fees billed to First Financial and First Financial Northwest Bank for professional services rendered by Moss Adams LLP for the fiscal years ended December 31, 2022 and 2021.

	Year Ended December 31,
	2022	2021

Audit Fees	$247,600	$243,000
Audit-Related Fees	--	--
Tax Fees (1)	30,000	28,400
All Other Fees (2)	1,105	900
________
(1)	For both years, includes the preparation and filing of the federal tax return.
(2)	For 2022, includes assistance on deferred compensation questions; for 2021, includes assistance on payroll tax questions.

The Audit/Compliance/Risk Committee pre-approves all audit and permissible non-audit services to be provided by the independent registered public accounting firm and the estimated fees for these services.  In considering non-audit services, the Audit/Compliance/Risk Committee will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent registered public accounting firm and whether the service could compromise the independence of the independent registered public accounting firm.  All of the services provided by Moss Adams LLP in the year ended December 31, 2022 were approved by the Audit/Compliance/Risk Committee.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described in this Proxy Statement.  However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will pay the cost of soliciting proxies.  In addition to this mailing, our directors, officers and employees may also solicit proxies personally, electronically or by telephone without additional compensation.  We will also reimburse brokers, banks and other nominees holding common stock on the behalf of the beneficial owners for their expenses in sending these materials to you and obtaining your voting instructions.

Our Annual Report to Shareholders, including the Annual Report on Form 10-K, has been mailed to all shareholders of record as of the close of business on the record date.  Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to Investor Relations, First Financial Northwest, Inc., 201 Wells Avenue South, P.O. Box 360, Renton, Washington 98057.  The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at next year’s annual meeting of shareholders must be received at the executive office at 201 Wells Avenue South, P.O. Box 360, Renton, Washington 98057, no later than November 25, 2023, in order to be eligible for inclusion in our printed proxy materials.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act, and as with any shareholder proposal (regardless of whether included in our proxy materials), our Articles of Incorporation and Bylaws.

Our Articles of Incorporation provide that in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before a meeting, a shareholder must deliver notice of such nominations and/or proposals to the Secretary not less than 30 nor more than 60 days prior to the date of the meeting; provided that if less than 31 days’ notice of the meeting is given to shareholders, such written notice must be delivered not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to shareholders.  We anticipate that, in order to be timely, shareholder nominations or proposals intended to be made at the annual meeting must be made by April 11, 2023.  As specified in the Articles of Incorporation, the notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including the person’s name, age, business address and number of shares of common stock held, a written consent to being named in the Proxy Statement as a nominee and to serving as a director, if elected, and certain other information regarding the shareholder giving such notice.  The notice with respect to business proposals to be brought before the annual meeting must state the shareholder’s name, address and number of shares of common stock held, a brief discussion of the business to be brought before the annual meeting, the reasons for conducting such business at the meeting, and any interest of the shareholder in the proposal.

BY ORDER OF THE BOARD OF DIRECTORS

/S/ JOANN E. LEE

JOANN E. LEE SECRETARY

Renton, Washington
March 24, 2023

FIRST FINANCIAL NORTHWEST, INC. 201 WELLS AVE. SOUTH P.O. BOX 360 RENTON, WA 98057
SCAN TO
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

FIRST FINANCIAL NORTHWEST, INC.		For Withhold For All All All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote "FOR" ALL the nominees listed:

1.	The election as director of the nominees listed below.	[ ] [ ] [ ]	_______________________________

Nominees

THREE-YEAR TERM:
01) Joseph W. Kiley III
02) Cindy L. Runger

The Board of Directors recommends a vote "FOR" proposals 2 and 4, and "1 YEAR" on proposal 3.
For Against Abstain

2.	Advisory (non-binding) approval of the compensation of our named executive officers.		[ ] [ ] [ ]

1 Year 2 Years 3 Years Abstain

3.	Advisory (non-binding) vote on whether future advisory votes on executive compensation should be held every one, two or three years.		[ ] [ ] [ ] [ ]

For Against Abstain

4.	Ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the year ending December 31, 2023.		[ ] [ ] [ ]

NOTE: In their discretion, upon such other matters as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the annual meeting or any adjournment thereof, and after notification to the Secretary of First Financial at the meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from First Financial prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders, and the 2022 Annual Report to Shareholders.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

REVOCABLE PROXY
FIRST FINANCIAL NORTHWEST, INC.
ANNUAL MEETING OF SHAREHOLDERS
MAY 11, 2023

The undersigned hereby appoints the official Proxy Committee of the Board of Directors of First Financial Northwest, Inc. ("First Financial") with full powers of substitution, as attorneys and proxies for the undersigned, to vote all shares of common stock of First Financial that the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held by means of remote communication only on Thursday, May 11, 2023, at 9:00 a.m., local time, and at any and all adjournments thereof, as indicated.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the election of the nominees listed in Proposal 1 and FOR Proposals 2 and 4, and 1 YEAR on Proposal 3. If any other business is presented at the annual meeting, this proxy will be voted by those named in this proxy in their best judgement. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Please complete, date, sign and mail this proxy promptly in the enclosed postage-prepaid envelope. You may also vote by telephone or the Internet by following the instructions on the reverse side.

Continued and to be signed on reverse side